Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on November 29, 2005, pertaining to the 2005 Equity Incentive Plan of Amerisafe, Inc. of our report dated May 8, 2005, except for Note 22, as to which the date is July 28, 2005, and except for Note 23, as to which the date is October 27, 2005, with respect to the consolidated financial statements of Amerisafe, Inc., included in the Registration Statement (Form S-1 No. 333-127133).

/s/ Ernst & Young LLP

New Orleans, Louisiana
November 22, 2005